FORM    3


                  U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

       INITIAL STATEMENT OF BENREFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

    Yao Investment Corp.
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       (Last)                  (First)                   (Middle)

        200 Centennial Avenue, Suite 201
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       (Street)

       Piscataway                  NJ                      08854
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       (City)                    (State)                    (ZIP)

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2. Date of Event Requiring Statement (Month/Day/Year)

      12/2/1997
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

    Lotus Pacific, Inc.   "LPFC"
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5. Relationship of Reporting Person to Issuer (check all applicable)

       (  )  Director                         (X) 10% Owner
       (  )  Officer (given title below)      ( ) Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (check applicable line)

   (X)   Form Filed by One Reporting Person
   ( )   Form Filed by More than One Reporting Person


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          Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security (Instr. 4)

       Common Stock

2. Amount of Securities Beneficially Owned (Instr. 4)

       8,000,000 shares

3.  Ownership (I) (Instr. 5)

       D

4. Nature of Indirect Beneficial Ownership (Inst. 5)


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     Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)

   No Derivative Securities are beneficially owned

2. Date Exercisable and Expiration Date (Month/Day/Year)


3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)


4. Conversion or Exercise Price of Derivative Security


5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr.5)


6. Nature of Indirect Beneficial Ownership (Instr. 5)


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Explanation of Responses:



                                           /s/ James Yao
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                                        James Yao, President, on behalf of
                                              Yao Investment Corp.
                                        ** Signature of Reporting Person


                                               10/23/2000
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                                                   Date


** Intentional misstatement or omission of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, see Instruction 6 for procedure.

SEC 1473 (3/91)